UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report
August 18, 2008

Commission			IRS Employer
File		State of	Identification
Number	Registrant	Incorporation	Number

000-51660	CapitalSouth Bancorp	Delaware	63-1026645

2340 Woodcrest Place
Birmingham, Alabama		35209
(Address of principal executive offices)		(Zip Code)
(205) 870-1939
(Registrant’s telephone number including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors of Principal Officers; Election of Directors; Appointment of Principal Officers
(d) Effective upon their election on August 18, 2008, Robert L. Baldwin, M.D., Felix M. Drennen, III, Mark A. Froehlich, Fred G. Nunnelley, III, Foy H. Tatum and Irby J. Thompson joined the Board of Directors (the “Board”) of CapitalSouth Bancorp (“CapitalSouth”), increasing to thirteen the size of the Board. Dr. Baldwin and Mr. Drennen were admitted to the class of directors with terms expiring in 2009. Mr. Froehlich and Mr. Nunnelley were admitted to the class of directors with terms expiring in 2010. Mr. Tatum and Mr. Thompson were admitted to the class of directors with terms expiring in 2011.
Dr. Baldwin, Mr. Drennen, Mr. Nunnelley, and Mr. Tatum were assigned to the Capital Committee of the Board, which was newly formed effective August 18, 2008. Other directors assigned to the Capital Committee were Harold Bradford Dunn, Stanley L. Graves, and David W. Wood, II. The Board did not make any other committee assignments.
Each of the new directors is also an existing director of CapitalSouth Bank (the “Bank”), a wholly owned subsidiary of CapitalSouth, and each is a stockholder of CapitalSouth. The new directors each bring many years of experience from the Bank board to the Board of CapitalSouth and many more years of business and professional experience across a wide range of endeavors. The move to consolidate membership on the boards of directors of the Bank and CapitalSouth has been under evaluation for several months as part of an overall effort to address current real estate and financial market conditions. CapitalSouth expects the consolidation of membership on boards to streamline multiple board meetings and presentations and provide additional depth on the CapitalSouth board of directors to address issues and opportunities, including top level support and guidance for previously announced capital markets activities.
Mr. Drennen is the chief executive officer and majority stockholder of Brice Building Company, Inc. CapitalSouth paid Brice Building Company, Inc., $1,616,786.57 for renovations to CapitalSouth’s corporate headquarters in Birmingham, Alabama (the “Corporate Headquarters”) in 2007 and $138,026.64 for renovations to the Corporate Headquarters through August 19, 2008.
Mr. Tatum is the managing member and minority owner of Halstead Contractors, LLC. CapitalSouth paid Halstead Contractors, LLC, $308,497.20 for construction of CapitalSouth Bank’s main office in Montgomery, Alabama (the “Montgomery Office”) in 2007 and $1,973,831.92 for construction of the Montgomery Office through August 19, 2008.
Since the beginning of CapitalSouth’s last fiscal year, certain of the new directors have been customers of, and have had transactions with, the Bank in the ordinary course of business. Included in such transactions were outstanding loans and commitments from the Bank, all of which were made in the ordinary course of business on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with persons not related to the Bank and did not involve more than the normal risk of collectability or present other unfavorable features. Additional transactions may be expected to take place in the ordinary course of business.
The new directors will receive compensation for their services as directors in accordance with the Third Revised and Restated Directors’ Compensation Plan (the “Plan”). This description is qualified in its entirety by reference to the terms of the Plan, which is attached as Appendix A to CapitalSouth’s Proxy Statement for the Annual Meeting of Stockholders held on May 22, 2006, as filed with the Securities and Exchange Commission on April 21, 2006. Under the Plan, directors receive shares of common stock of CapitalSouth in lieu of cash compensation for their services as directors of CapitalSouth.

ITEM 8.01 Other Events
Consistent with the Board’s decision earlier this year to suspend the payment of dividends on CapitalSouth common stock in order to retain capital in a cost effective manner and improve its capital ratios, on August 18, 2008 the Board of CapitalSouth elected to defer further interest payments on each of CapitalSouth’s series of junior subordinated debt securities relating to the trust preferred securities of Financial Investors Statutory Trust I, Financial Investors Statutory Trust II, CapitalSouth Statutory Trust I and Monticello Statutory Trust II (each an unconsolidated subsidiary of CapitalSouth). CapitalSouth has the right under each indenture for the junior subordinated debt securities to defer interest payments for up to 20 consecutive calendar quarters. No default has occurred under the indenture. The deferral provisions for these securities were intended to provide CapitalSouth with a measure of financial flexibility during times of financial stress due to market conditions, such as the current state of the financial and real estate markets. CapitalSouth will provide appropriate notice of its election to defer interest payments to the indenture trustee.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CAPITALSOUTH BANCORP

August 22, 2008	By	/s/ Carol W. Marsh

Carol W. Marsh
Senior Vice President, Secretary and
Chief Financial Officer